Exhibit 10.18

Mr Gregory R SMITH

3721 Glenhurst Avenue

St Louis, MN 55416

April 24, 2015

Dear Mr Smith,

On behalf of Cellectis Plant Sciences (the “Company”), I am pleased to offer you a position with the Company as Chief Financial Officer. This offer letter (this “Letter”) sets forth the terms of your offer which, if you accept, will govern your employment with the Company.

1.	Certain Definitions. Certain words or phrases used in this Letter with initial capital letters will have the meanings set forth in paragraph 9 hereof.

2.	Employment. If you accept the terms of this Letter by April 27, 2015, the Company will employ you, and you accept employment with the Company, effective as of May 19, 2015 (the “Effective Date”), upon the terms and conditions set forth in this Letter for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Letter to the contrary, you will be an at-will employee of the Company and you or the Company may terminate your employment with the Company for any reason or no reason at any time.

3.	Position and Duties. You will serve as Chief Financial Officer of the Company and will have the normal duties, responsibilities and authority of an employee serving in such position, subject to the Company’s right to expand or limit such duties, responsibilities and authority, either generally or in specific instances. You shall devote all of your business time and attention to the performance of your duties under this Agreement and will not engage in any other business, profession or occupation for compensation, or otherwise, that would conflict or interfere with the performance of these duties either directly or indirectly without the prior consent of the Company’s Board of Directors. Notwithstanding the foregoing, you will be permitted to purchase and own less than five percent (5%) of the publicly-traded securities of any corporation, provided that this does not interfere with the performance of your duties and responsibilities to the Company.

4.	Place of Performance. The principal place of your employment will be the Company’s office in New Brighton, Minnesota, except such other location as the parties mat agree upon from time to time and that you may be required to travel on Company business during your employment.

5.	Compensation and Benefits.

(a)	Salary. The Company agrees to pay you a salary during the Employment Period in installments based on the Company’spractices as may be in effect from time to time. Your aggregate salary will be at the rate of $175,000 per year (such annual salary, the “Base Salary”).

Your aggregate salary could increase at the rate of $185,000 per year after the IPO if your performance is on expectations which will be based on achievement of individual goals which are established by the Board and/or the CEO in its sole discretion following start of employment. Following the completion of the said IPO, the Board and/or the CEO will determine whether you have earned this raise. If your performance is below the expectations, your aggregate salary will remain at the rate of $175,000.

(b)	One-time IPO Bonus. You shall be eligible for a one-time IPO Bonus amounting to $50,000 upon timely & successful completion of the Company which is anticipated to take place in Q4 of 2015. This one-time IPO Bonus will be based on achievement of individual goals which are established by the Board and/or the CEO in its sole discretion following start of employment. Following the completion of the said IPO, the Board and/or the CEO will determine whether you have earned this one-time IPO Bonus, and the payment of any such bonus. Payment of the IPO Bonus shall be expressly conditioned upon your employment with the Company on the date that the one-time IPO Bonus is paid, except as provided in paragraph 6(iv) below. The IPO Bonus shall be paid within the (90) days after successful completion of the IPO. In addition an equity award determined by the Board could be granted upon the same conditions.

(c)

Annual Performance Bonus. For each calendar year strating in 2016, you shall be eligible to receive an annual performance bonus (“Annual Performance Bonus”) from the Company. The Annual Performance Bonus will be based on achievement of individual and/or Company goals which are established by the Board and/or the CEO in its sole discretion at the beginning of each calendar year. Following the close of each calendar year, the Board and/or the CEO will determine whether you have earned an Annual Performance Bonus, and the amount of any such bonus. Payment of the Annual Performance Bonus shall be expressly conditioned upon your employment with the Company on the date that the Annual Performance Bonus is paid, except as provided in paragraph 6(iv) below. The Annual Performance Bonus shall be paid within the ninety (90) days after the end of the calendar year for which it relates. Your targets Annual Performance Bonus will be subject to periodic review and adjustment by the Board and/or the CEO from time to time and shall no exceed 25% of your base salary.

(d)	Equity Award. When a new or revised option plan exists, you will be recommended to the board of directors to receive a grant of options for CPS stock at a level commensurate with your position as an officer. As part of the above, you will be recommended to the board of directors to receive an option award upon plan associated with the capital increase following Cellectis IPO and upon the successful IPO of CPS.”

(e)	Executive Benefits Package. You will be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company’s Executive Benefits Package. The Company’s “Executive Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 7(b), any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Company’s Board of Directors (the “Board”). The Company reserves the right to amend or cancel any executive benefit plans, programs, or policy at any time in its sole discretion, subject to the terms of the executive benefit plan and applicable law.

(f)	Vacation. During the Employment Period, you will be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. You will be entitled to 15 days of paid vacation per year. Your vacation time will accrue on a monthly basis at a rate of 1.25 days per month. Vacation time that is not used may be carried over to the next calendar year, but you will cease to accrue vacation time beyond your annual entitlement (i.e., 15 days). Vacation accruals will recommence after you have taken vacation and your accrued vacation time has dropped below the maximum annual entitlement.

(g)	Business Expenses. The Company will reimburse you for reasonable and necessary business expenses incurred by you in the conduct of Company business, in accordance with the Company’s reimbursement policies and procedures. You will also be reimbursed for reasonable professional membership fees, subject to approval of the Company’s Chief Executive Officer, up to $1,000 per year.

6.	Employment Period.

Except as hereinafter provided, the Employment Period will continue until terminated by one party with the occurrence of any of the following events:

(i)	your death;

(ii)	the Company’s termination of your employment due to Permanent Disability;

(iii)	a Termination For Cause;

(iv)	a Termination Without Cause;

(v)	a Voluntary Termination.

7.	Post-Employment Payments

(a)	Upon the termination of your employment for any reason, you will cease to have any rights to salary, bonus awards, business expense reimbursements or other benefits, except that you will be entitled to receive (i) any Base Salary which has accrued but is unpaid, any reimbursable business expenses which have been incurred but are unpaid, and any vacation days which have accrued under the Company’s vacation policy but are unused, as of your Termination Date; (ii) any plan benefits which by their terms extend beyond termination of your employment (but only to the extent provided in any benefit plan in which you participated as an employee of the Company and excluding any severance payments or benefits under any program or policy of the Company and excluding any severance pay program or policy of the Company); and (iii) any benefits to which you are entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).

(b)	If the Employment Period ends pursuant to paragraph 6 on account of a Termination Without Cause, the Company will pay you a lump-sum payment on the Company’s first payroll date that follows the date of your termination in an amount equal to 3 months of your Base Salary. The Company may propose another severance plan by the end of a 3 months period after your arrival.

(c)	Release. Notwithstanding anything herein to the contrary, your receipt of any benefit under any severance pay program or policy of the Company is conditioned upon (i) your execution of a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by the Company and (ii) your non-revocation of such release during any applicable revocation period.

8.	Competitive Activity; Confidentiality; Nonsolicitation ; Discoveries and Inventions; Work Made of Hire.

(a)	Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with Existing Customers and Potential Customers of the Company throughout the world. You agree that trade secrets and confidential information of the Company, more fully described in subparagraph 8(e)(i), gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you do not compete with the Company during your employment with the Company and that you do not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)	Competitive activity.

(i)	While employed by the Company, and for a period of one (1) year following your termination Date, you will not compete, directly or indirectly, with the Company in United States. In accordance with this restriction, but without limiting its terms, while employed by the Company, you will not:

(A)	enter into or engage in any business which competes with the Company’s Business and in particular but not limited with any of the following entities, in any geographic region :

– Monsanto

– Pioneer

– Bayer

– Syngenta

– Dow

– KWS

– Arcadia

– Precision Bioscience

And in any CrispR Agriculture company

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii)	Direct or Indirect Competition. For the purpose of subparagraph 8(b)(i) but without limitation thereof, you will be in violation thereof if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

(iii)	If it is judicially determined that you have violated subparagraph 8(b)(i), then the period applicable to each obligation that you have been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

(c)	The Company. For purposes of this paragraph 8©, the Company will include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two-year period prior to such termination.

(d)	Non-Solicitation.

(i)	Of Customers. You will not directly or indirectly at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date, directly or indirectly, solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or taking away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing Business Services to that Customer or Prospective Customer.

(ii)	Of Employees. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year period prior to your soliciting, hiring, employing, engaging, affiliating for profit or retaining, whether for your benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remunerative relationship with the Company. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)	Confidentiality.

(i)

You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its Customers, suppliers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information will include, without limitation, all information belonging to the Company, its affiliates, subsidiaries, or any other person or entity that has entrusted information to the Company in confidence, technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas, financial information including but not limited to price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets, marketing information, including but not limited to market share data, marketing plans, licenses, business plans, lists of the needs and preferences of Customers and Prospective Customers, promotional materials, training courses and other training and instructional materials, vendor and product information, all agreements with third parties and terms of agreements, transactions and potential transactions, negotiations, information relating to employees and consultants of the Company, including names, contact information, and expertise, lists of or information relating to suppliers and vendors and other business information disclosed by the Company (whether by oral, written, graphic or machine-readable format) which confidential information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed 30 days after the oral disclosure), or which information would, under the circumstances appear to a reasonable person to be confidential or proprietary.

(ii)	You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and your use of such information during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment will constitute a misappropriation of the Company’s trade secrets.

(iii)

You agree that upon termination of your employment with the Company, for any reason, you will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 8(e)(i) of this Letter. You agree that all confidential information, as listed in subparagraph 8(e)(i) of this Letter is the sole property of the Company and you have no right, title or interest to this property. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(iv)	Notwithstanding the above, you will have no liability to the Company with regard to any confidential information you can prove was in the public domain at the time it was disclosed or entered the public domain through no fault of yours.

(f)	Discoveries and Inventions; Work Made for Hire.

(i)	You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design (together, “Discoveries and Inventions”) Subject to the requirements of applicable state law, if any, you understand that Discoveries and Inventions will not include, and the provisions of this Agreement will not apply to any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of applicable state law. You also agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment under this Letter or any successor agreements will be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)

You agree that during your employment, and for one year after termination of your employment under this Letter or any successor agreements, you will disclose immediately and fully to the Company any Discovery and Invention conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the

Company, agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure you signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. Any assignment of the rights to an idea, discovery, invention, improvement, software, writing or other material or design includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, any other rights through- out the world that may be known or referred to as “moral rights,” “artists rights,” “droit moral,” or the like. (“Moral Rights”) To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(iii)

You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date), All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)	Communication of Contents of Agreement. While employed by the Company and for one year thereafter, you will communicate the contents of paragraph 8 of this Letter to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with, or represent.

(h)	Confidentiality Agreements. You agree that you will not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. You agree to provide the Company with a copy of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company.

(i)	Relief. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Letter would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 8(b), 8(d), 8(e), 8(f), 8(g) and 8(h) inclusive, of this Letter, without the necessity of proof of actual damage or the need to post a bond.

(j)	Reasonableness. You acknowledge that your obligations under this paragraph 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Letter is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Letter and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

9.	Definitions.

(a)	“Customer” means any client, customer or account, including, but not limited to any person, firm, corporation, association or other business entity of any kind to which the Company has provided or is providing products or services.

(b)	“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company

(c)	“Permanent Disability” means that, because of accident, disability, or physical or mental illness, you are incapable of performing your duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, you will be deemed to have become incapable of performing your duties to the Company or any subsidiary, if you are incapable of so doing for (i) a continuous period of 90 days and remain so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remain so incapable at the end of such aggregate period of 180 days.

(d)	“Prospective Customer” means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one (1) year period preceding your Termination Date.

(e)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

(f)	“Termination Date” means the effective date of your termination of employment with the Company.

(g)	“Termination For Cause” means the termination by the Company or any subsidiary of your employment with the Company or any subsidiary as a result of (i) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (ii) your engagement in an act of fraud, dishonesty, or unauthorized disclosure of confidential information (as defined in this Agreement); (iii) your conduct that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute; (iv) your gross negligence or gross misconduct with respect to the Company or any subsidiary or affiliate of the Company; (v) your insubordination or failure to follow the directions of any officer of the Company; (vi) your material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, which is not cured within five (5) days after written notice thereof to you; or (vii) your material breach of this Letter or any other agreement with the Company or any subsidiary, which is not cured within thirty (30) days after written notice thereof to you.

(h)	“Termination Without Cause” means the termination by the Company or any subsidiary of your employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination for Cause.

(i)	“Voluntary Termination” means your termination of your employment with the Company or any subsidiary for any reason.

10.	Survival. Subject to any limits on applicability contained therein, paragraph 8 hereof will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

11.	Taxes. The Company may withhold from any amounts payable under this Letter all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

12.	Notices. Any notice provided for in this Letter will be in writing and will be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to You:

Mr Gregory R SMITH

3721 Glenhurst Avenue

St Louis, MN 55416

Notices to the Company:

Cellectis plant sciences

Mr Luc Mathis, CEO

600 County Road D STE 8

New Brighton, MN 55112

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Letter will be deemed to have been given when so delivered.

13.	Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability will not affect any other provision, but this Letter will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein. Should a determination be made by the Court designated in paragraph 18 hereof that the character, duration, or geographical scope of paragraph 8 of the Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties to the Agreement that the provision be construed by the Court in such a manner as to impose only those restrictions on the parties that are reasonable in light of the circumstances as they then exist and as are necessary to assure the parties of the intended benefit of the Agreement. If, in any judicial proceeding, the Court refuses to enforce all of the separate provisions included in the Agreement because, taken together, they are more extensive than necessary to assure the parties of the intended benefit of the Agreement, those provisions which, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, will, for the purpose of such proceeding, be deemed eliminated from the Agreement.

14.	Party’s Litigation Expenses. In the event of litigation between you and the Company related to this Letter, the initiating and non-prevailing party will reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

15.	Complete Agreement. This Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16.	Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

17.	Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18.	Choice of Law. This Letter will be governed by, and construed in accordance with, the internal, substantive laws of the State of Delaware. You agree that the state and federal courts located in the State of Delaware will have jurisdiction in any action, suit or proceeding against you based on or arising out of this Letter and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

19.	Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of you and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Letter will affect the validity, binding effect or enforceability of this Letter.

20.	Section 409A. Any payments that are made pursuant to paragraph 7 above are intended to be exempt from Section 409A under Treasury Regulation section 1.409A-1(d) (short-term deferrals), and this Letter shall be interpreted and administered consistent with this intent.

If these terms are acceptable to you, please sign and date this Letter in the appropriate space below and return it to me as soon as possible. We look forward to you becoming a part of our team.

Please call me with any questions at (651) 683 2807.

Sincerely,

/s/ Luc Mathis
Luc Mathis, CEO

Date:	April 24, 2015

Agreed and Accepted:

/s/ Gregory Smith
Employee Signature

Date:	4/24/2016